Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hewlett Packard Enterprise Company pertaining to the Silver Peak Systems, Inc. 2014 Equity Incentive Plan, as amended, and Silver Peak Systems, Inc. 2004 Stock Plan, as amended, of our reports dated December 12, 2019, with respect to the consolidated financial statements of Hewlett Packard Enterprise Company and the effectiveness of internal control over financial reporting of Hewlett Packard Enterprise Company included in its Annual Report (Form 10-K) for the year ended October 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst and Young

San Jose, California
October 29, 2020